Exhibit 10.2

TECHNOLOGY LICENSE AGREEMENT

THIS	Agreement is between LightPath Technologies (“Licensor”) whose address is 2603 Challenger Tech Court #100, Orlando, FL 32826, and LightPath CDGM (Chengdu) Optical Co. Ltd., a Delaware corporation having a principal place of business located at No 32 Xi Xin Avenue, High-New West Zone, Chengdu Municipality, Sichuan Province, the People’s Republic of China.(“Licensee”).

TABLE OF CONTENTS

RECITALS

1.	EFFECTIVE DATE

2.	DEFINITIONS

3.	WARRANTY, SUPERIOR RIGHTS AND REPRESENTATIONS

4.	LICENSE

5.	PAYMENTS AND REPORTS

6.	TERM AND TERMINATION

7.	ASSIGNMENT

8.	INDEMNIFICATION AND INSURANCE

9.	USE OF LICENSOR AND COMPONENT’S NAME

10.	CONFIDENTIAL INFORMATION

11.	ALTERNATE DISPUTE RESOLUTION

12.	GENERAL

SIGNATURES

RECITALS

A. Licensor owns certain Technology Rights related to Licensed Subject Matter, which were developed by the Licensor.

B. Licensor desires to have the Licensed Subject Matter used for the benefit of Licensee.

C. Licensee wishes to obtain a license from Licensor to practice Licensed Subject Matter.

D. Licensor gives permission to Licensee to use Licensed Subject Matter.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

1. EFFECTIVE DATE

This Agreement is effective                      (“Effective Date”).

2. DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated:

2.1 “Affiliate”, with respect to a -Party, shall mean any corporation, partnership, joint venture or other entity controlling, controlled by or under common control with such Party, but shall not include the Company; a person or entity shall be deemed to “control” another person or entity if the former possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the latter.

2.2 “Licensed Field” means molded aspheric glass visible imaging lenses.

2.3 “Licensed Product” means any product Sold by Licensee comprising Licensed Subject Matter pursuant to this Agreement. The Licensed Product is aspheric molded glass visible imaging lenses manufactured using the Licensed Subject Matter. The Licensed Subject Matter will enable the Licensee to manufacture visible imaging aspheric lenses to the specifications of Exhibit A.

LightPath will do its best to continuously improve the press technology and make it available to the JV so that it can be able to meet the market place technical requirement.

2.4 “Licensed Subject Matter” means inventions and discoveries considered to be proprietary know-how or Technology Rights which are within Licensed Field, specifically:

(1) Molds:

a.	Optical design technology and mold design technology

b.	Preliminary machining and finish machining of the mold (ceramic mold and hard metal mold)

c.	Mold repairing technology

d.	Coating technology (precious metal coating)

(2) Molding technology:

a.	Molding technology for various glasses.

b.	Use and maintenance of the press technology.

(3) Metrology:

a.	Measurement and inspection of the molds.

b.	Measurement and inspection of molded glass lens.

2.5 “Net Sales” means the gross revenues received by Licensee from the Sale of Licensed Products less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).

2.6 “Sale, Sell or Sold” means the transfer or disposition of a Licensed Product for value to a party other than Licensee.

2.7 “Technology Rights” means Licensor’s rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings or data created by Licensor before the Effective Date relating to the Licensed field.

3. WARRANTY: SUPERIOR-RIGHTS

3.1 Except for the rights, if any, of the Government of the United States, as set forth below, Licensor represents and warrants its belief that (i) it is the owner of the entire right, title, and interest in and to Licensed Subject Matter, (ii) it has the sole right to grant licenses thereunder, and (iii) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted to Licensee except as stated herein.

3.2 Licensee, by execution hereof, acknowledges, covenants and agrees that it has not been induced in any way by Licensor, or its employees to enter into this Agreement, and further warrants and represents that (i) it has conducted sufficient due diligence with respect to all items and issues pertaining to this Article 3 and all other matters pertaining to this Agreement; and (ii) Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and agrees to accept all risks inherent herein.

4. LICENSE

4.1 Licensor hereby grants to Licensee a royalty-bearing, license under Licensed Subject Matter to manufacture and sell Licensed Products for use within Licensed Field. This grant is subject to the payment by Licensee to Licensor of all consideration as provided herein.

4.2 Licensee may not grant sublicenses.

5. PAYMENTS AND REPORTS

5.1 In consideration of rights granted by Licensor to Licensee under this Agreement, Licensee will pay Licensor the following:

a.	A running royalty equal to 3% of Net Sales for Licensed Products;

5.2 During the Term of this Agreement and for 1 year thereafter, Licensee agrees to keep complete and accurate records of its Sales and Net Sales of Licensed Products under the license granted in this Agreement in sufficient detail to enable the royalties payable hereunder to be determined. Licensee agrees to permit Licensor or its representatives, at Licensor’s expense, to periodically examine its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement. If the amounts due to Licensor are determined to have been underpaid, Licensee will pay the cost of the examination and accrued interest at the highest allowable rate.

5.3 Within 30 days after June 30 and December 31, beginning immediately after the Effective Date, Licensee must deliver to Licensor a true and accurate written report, even if no payments are due Licensor, giving the particulars of the business conducted by Licensee, if any exist, during the preceding 6 calendar months under this Agreement as are pertinent to calculating payments hereunder. This report will include at least:

a.	the quantities of Licensed Subject Matter that it has produced;

b.	the total Sales;

c.	the calculation of royalties thereon; and

d.	the total royalties computed and due Licensor.

Simultaneously with the delivery of each report, Licensee must pay to Licensor the amount, if any, due for the period of each report.

5.4 On or before each anniversary of the Effective Date, irrespective of having a first Sale or offer for Sale, Licensee must deliver to Licensor a written progress report as to Licensee’s efforts and accomplishments during the preceding year.

5.5 All amounts payable here by Licensee must be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Checks must be payable to LightPath Technologies.

6. TERM AND TERMINATION

6.1 The term of this Agreement is from the Effective Date for a period of              years.

6.2 This Agreement will earlier terminate:

a.	automatically if Licensee becomes bankrupt or insolvent and/or if the business of Licensee is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise; or

b.	upon 30 days written notice from Licensor if Licensee breaches or defaults on its obligation to make payments (if any are due) or reports, in accordance with the terms of Article 5, unless, before the end of the 30 day period, Licensee has cured the default or breach and so notifies Licensor, stating the manner of the cure; or

c.	upon 90 days written notice if Licensee breaches or defaults on any other obligation under this Agreement, unless, before the end of the 30 day period, Licensee has cured the default or breach and so notifies Licensor, stating the manner of the cure; or

d.	at any time by mutual written agreement between Licensee and Licensor, upon 180 days written notice to all parties and subject to any terms herein which survive termination.

6.3 If this Agreement is terminated for any cause:

a.	nothing herein will be construed to release either party of any obligation matured prior to the effective date of the termination;

b.	after the effective date of the termination, Licensee may sell all Licensed Products and parts therefor it has on hand at the date of termination, if it pays earned royalties thereon according to the terms of Article 5; and

c.	Licensee will be bound by the provisions of Articles 8 (Indemnification), 9 (Use of Licensor Name), and 10 (Confidential Information) of this Agreement.

7. ASSIGNMENT

Except in connection with the sale of substantially all of Licensee’s assets to a third party, this Agreement may not be assigned by Licensee without the prior written consent of Licensor, which will not be unreasonably withheld.

8. INDEMNIFICATION AND INSURANCE

8.1 Licensee agrees to hold harmless and indemnify Licensor, officers, employees and agents from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by Licensee, its Affiliates or their officers, employees, agents or representatives.

8.2 In no event shall Licensor be liable for any indirect, special, consequential or punitive damages (including, without imitation, damages for loss of profits or expected savings or other economic losses, or for injury to persons or property) arising out of or in connection with this Agreement or its subject matter, regardless of whether Licensor knows or should know of the possibility of such damages.

8.3 Licensee shall maintain sufficient product liability insurance to protect itself and parent companies from the adverse financial impact from lawsuits.

10. CONFIDENTIAL INFORMATION AND PUBLICATION

10.1 Licensor and Licensee each agree that all information contained in documents marked “confidential” and forwarded to one by the other (i) be received in strict confidence, (ii) be used only for the purposes of this Agreement, and (iii) not be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information:

a.	was in the public domain at the time of disclosure;

later became part of the public domain through no act or omission of the recipient party, it’s employees, agents, successors or assigns;

b.	was lawfully disclosed to the recipient party by a third party having the right to disclose it;

c.	was already known by the recipient party at the time of disclosure;

d.	is required by law or regulation to be disclosed.

10.2 Each party’s obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party’s confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in force and for a period of 3 years thereafter.

11. ALTERNATE DISPUTE RESOLUTION

DISPUTE RESOLUTION

28.1 Arbitration

(a)	Any dispute arising from, out of or in connection with this Contract shall be settled through friendly consultations between the Parties. Such consultations shall begin immediately after a Party has delivered to the other Party a written request for such consultation. If within ninety (90) days following the date on which such notice is given, the dispute cannot be settled through consultations, the dispute shall, be submitted to China International Economic and Trade Arbitration Commission Shanghai Commission for arbitration according to its rules then in force.

(b)	There shall be three (3) arbitrators. Party A shall select one (1) arbitrator and Party B shall select one (1) arbitrator, and both arbitrators shall be selected within thirty (30) days after giving or receiving the demand for arbitration. If a Party does not appoint an arbitrator who has consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the Commission. A third arbitrator shall be mutually agreed by the two so appointed arbitrators and such third arbitrator shall not be a US or PRC national. If the arbitrators appointed by the Parties cannot agree on the choice of the third arbitrator within a period of 30 days after their nomination, then the third arbitrator shall be appointed by the Commission with the condition that such arbitroar shall not be a US or PRC national. The arbitral award shall be final and binding upon all Parties, and shall deal with the question of costs of arbitration and all matters related thereto.

12. GENERAL

12.1 This Agreement constitutes the entire and only agreement between the parties for Licensed Subject Matter and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by both parties.

12.2 Any notice required by this Agreement must be given by prepaid, first class, certified mail, return receipt requested, addressed to:

LightPath Technologies

[Address]

or in the case of Licensee to:

ATTENTION:

FAX:

PHONE:

or other addresses as may be given from time to time under the terms of this notice provision.

12.5 Failure of Licensor to enforce a right under this Agreement will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

12.7 If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable.

IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this Agreement.

LIGHTPATH TECHNOLOGIES	(LICENSEE)

By	By
Name:	Name:
Title:

Date:	Date:

Exhibit A

Parameter	Precision*
Center thickness [mm]	±0.025
Index nd	±0.002
Diameter [mm]	±0.015
Centration [mm]	±0.010
Wedge [arcmin]	±4
Power/Irregularity [fringes]	3/1
Total RMS shape error [nm]	100
Surface roughness [nm]	15
Surface quality [scratch-dig]	60-40

•	Manufacturability depends on size and shape of the optics, as well as production volume, and type of tooling.